Year 1 Expectations  Expect performance consistent with historical results, while leveraging the benefits of the combination Combined Company  Continue to capture synergies associated with prior acquisitions  Divest remaining retail business in a thoughtful and economic manner, as soon as reasonably practical  Achieve 25% of run-rate cost synergies in year one, excluding one-time costs (more than $45 million) Synergies  Cost synergies are net of reverse synergies and are incremental to the disclosed Unified Grocers and AG Florida synergies  Growth synergies provide an opportunity for upside to modeled assumptions  At close, total enterprise Debt to Adj. EBITDA leverage is expected to be approximately 4.7x, including total debt of approximately $3.5 billion(1) Leverage at Close  At close, normalized leverage is approximately 4.0x (including run-rate cost synergies and certain other business adjustments)(1)  Net Sales of $24.2 to $24.8 billion  Adjusted EBITDA of $655 to $675 million, excluding one-time costs  Adjusted EBITDA is impacted by the wind down of the Albertsons TSA agreement, the Year 1 Pro Forma additional expense related to the recent sale leaseback initiative, and other stranded retail Financials(2) and other costs compared to FY18 results  Low double digit % Adjusted EPS accretion(3)  Pro Forma financials for Year 1 exclude retail business and discontinued operations, one- time costs and the impact of purchase price accounting (1) Leverage calculations are provided on Page 14 (2) We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of purchase accounting, divestitures and restructuring actions. The unavailable information could have a significant impact on our GAAP financial results. (3) Accretion calculated versus midpoint of FY19 UNFI guidance and excludes one-time costs and the impact of purchase price accounting 11

Sources & Uses and Leverage

($ in millions)	
Sources	**$**
New ABL Facility ($2,000)	$1,200
New Term Loan B	2,050
Rolled Capital Leases	252
Total Sources	$3,502

($ in millions)	
Uses	**$**
Supervalu Equity Consideration	$1,348
Refinance Existing SVU Debt – Estimate	1,611
Refinance Existing UNFI Debt – Estimate	362
Financing fees, transaction fees, debt extinguishment costs and other(1)	181
Total Uses	$3,502

($ in millions)	Pro Forma
Pro Forma Capitalization	**Combined**
Total Debt Net of Cash	$3,502
Financial Statistics	
LTM SVU Adj. EBITDA (wholesale and corporate)	$338
LTM SVU Adj. EBITDA (retail)	$73
FY 2018 UNFI Adj. EBITDA	336
Combined LTM Adj. EBITDA	$747
Opening Leverage Ratio	
Total Debt / Combined Adj. EBITDA (excluding synergies)	4.7x
Normalized Leverage Ratio	
Combined LTM Adj. EBITDA	$747
Loss of Albertson's TSA Agreement – Estimate	($79)
Unified Grocers / AG Florida Synergies (Annualized)	$84
Run-rate Cost Synergies (Year 4)	$185
Retail Exit (Net of Supply and Service Agreements)	($28)
New Sale Leaseback Expenses	($34)
Normalized LTM Adjusted EBITDA	$875
Normalized Leverage	4.0x

Capital Structure and Interest Expense

- Existing debt is estimated for UNFI and SVU, as the transaction has not closed yet
- Plan to retain existing swap agreements to fix our debt
- Goal: Fixed rate exposure of 60-75% of total debt
- Interest expense is expected to be $185 to $190 million

(1) Includes financing fees of approximately $60 million, seller transaction fees of $55 million, buyer transaction fees of $35 million and debt extinguishment fees of $20 million, as well as other items.

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unfi united natural foods